UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

August 15, 2011
Date of report (Date of earliest event reported)

GREENLIGHT CAPITAL RE, LTD.
(Exact name of registrant as specified in charter)

Cayman Islands (State or other jurisdiction of incorporation)	001-33493 (Commission file number)	N/A (IRS employer identification no.)

65 Market Street, Suite 1207 Jasmine Court, Camana Bay, P.O. Box 31110 Grand Cayman, Cayman Islands (Address of principal executive offices)		KY1-1205 (Zip code)

(345) 943-4573
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Announcement of Chief Executive Officer Resignation and Succession Effective August 15, 2011.
On August 15, 2011, the Registrant issued a press release announcing that Leonard Goldberg, Chief Executive Officer and a director of the Registrant has retired as Chief Executive Officer. As previously announced, Mr. Goldberg submitted a resignation letter to the Registrant’s board of directors on April 28, 2011.  Mr. Goldberg will continue his role as a member of each of the boards of directors of the Registrant and Greenlight Reinsurance, Ltd.

The Registrant also issued a press release announcing that concurrent with Mr. Goldberg’s retirement, Barton Hedges, 46, has been promoted to Chief Executive Officer.  Since 2006, Mr. Hedges has served as President and Chief Underwriting Officer of the Registrant.  Additionally, effective August 15, 2011, Mr. Hedges has been appointed as a member of each of the boards of directors of the Registrant and Greenlight Reinsurance, Ltd.  Mr. Hedges will serve on the Underwriting Committee of the Registrant.

Mr. Hedges' Employment Agreement.
On July 26, 2011, the Registrant, Greenlight Reinsurance, Ltd. (together with the Registrant, the “Employer”) and Barton Hedges entered into an employment agreement (the “Employment Agreement”), which became effective as of August 15, 2011 (the “Effective Date”).  The Employment Agreement supersedes Mr. Hedges’ previous employment agreement.  Pursuant to the Employment Agreement, Mr. Hedges is employed as Chief Executive Officer “at will” and will continue employment until terminated upon advance written notice by either the Employer or Mr. Hedges.   Mr. Hedges is entitled to receive an annual salary of not less than $500,000, subject to increase as determined by the Registrant’s Board of Directors (the “Board”), and an annual performance-based bonus with a target equal to 100% of base salary.  Mr. Hedges will also receive a Cayman Islands housing allowance of $6,000 per month and be entitled to participate in the Registrant’s employee benefit plans and insurance programs.  Mr. Hedges will also be reimbursed for certain tax preparation expenses.

As soon as practicable following the Effective Date, Mr. Hedges will be granted a ten year option to acquire 100,000 Class A ordinary shares of the Registrant with a per share exercise price equal to the fair market value per share on the date of grant.  Subject to Mr. Hedges’ continuing employment with the Employer on the relevant date of grant, for each year after 2011, on the third Nasdaq trading day following the Registrant’s release of earnings results for the quarterly periods ended on each of June 30, the Registrant will grant Mr. Hedges an additional ten year option as of such date with a value of $500,000 based on a Black Scholes valuation.  Options granted to Mr. Hedges will vest as follows: 25% on the relevant date of grant and 25% on each of the first three anniversaries of such date, subject to Mr. Hedges’ continuing employment on the relevant vesting date.

In addition to perpetual confidentiality and non-disparagement requirements, Mr. Hedges will be subject to a six-month post-termination non-competition restriction, a twelve-month post-termination non-solicitation restriction with respect to employees and a twenty-four-month post-termination non-solicitation restriction with respect to customers and clients.

In the event that the Employer terminates Mr. Hedges’ employment without “cause,” or Mr. Hedges terminates for “good reason,” the Employer will pay Mr. Hedges a lump sum payment as soon as practicable following the date of termination, but in no event later than two and a half months following the date of termination, equal to accrued but unpaid base salary, bonus, and vacation pay; and a pro-rated portion of the target bonus that would have been paid for the year in which his employment terminated assuming the applicable targets have been achieved.  In addition, the Employer will pay Mr. Hedges as severance in twelve monthly installments the sum of his annual base salary and target bonus provided that he does not breach certain restrictive covenants.  If the Board determines, in its discretion, that severance payments due are “nonqualified deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and that Mr. Hedges is a “specified employee” under the Code and the regulations and other guidance issued there under, then such severance payments shall commence on the first payroll date following the six month anniversary of the date of termination.

If Mr. Hedges’ employment terminates as a result of his death, Mr. Hedges’ beneficiary, legal representatives or estate will be entitled to accrued but unpaid base salary, bonus and vacation pay; and a pro-rated portion of the target bonus that would have been paid for the year in which his employment terminated assuming targets had been achieved, as soon as practicable, but in no event later than two and a half months following the date of such termination.  In addition, if Mr. Hedges’ employment terminates as a result of his death, his spouse and dependents will be entitled to receive health benefits for one year. The Employer may terminate Mr. Hedges’ employment agreement upon 30 days’ prior written notice if he becomes disabled. If Mr. Hedges’ employment terminates because of disability, in addition to the accrued but unpaid compensation discussed above and pro-rated bonus, Mr. Hedges will be entitled to receive base salary and continued health benefits for the lesser of one year or until Mr. Hedges is eligible to receive long-term disability benefits under any long-term disability plan that the Registrant may establish.  Continued base salary payments will be paid in accordance with the Employer’s regular payroll schedule.

The Employer may require that Mr. Hedges execute a release of claims against it as a condition for compensation or benefits payable upon any termination of employment.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1           Press release, "Hedges Named as CEO of Greenlight Re", dated August 15, 2011, issued by the Registrant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GREENLIGHT CAPITAL RE, LTD.
(Registrant)

By:	/s/ Tim Courtis
Name:	Tim Courtis
Title:	Chief Financial Officer
Date:	August 15, 2011